Exhibit 10.1

NANOMETRICS INCORPORATED

JOHN D. HEATON EMPLOYMENT AGREEMENT

This Agreement is entered into as of October 4, 2006 by and between Nanometrics Incorporated (the “Company”) and John D. Heaton (“Executive”), effective as of the date hereof (the “Effective Date”).

1. Duties and Scope of Employment.

(a) Positions and Duties. Executive will serve as President and Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”). Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Board. The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term”.

(b) Board Membership. Executive will continue to serve as a member of the Board as of the Effective Date. Thereafter, at each annual meeting of the Company’s stockholders during the Employment Term, the Company will nominate Executive to serve as a member of the Board. Executive’s service as a member of the Board will be subject to any required stockholder approval. Upon the termination of Executive’s employment for any reason, unless otherwise requested by the Board, Executive will be deemed to have resigned from the Board (and all other positions held at the Company and its affiliates, including, without limitation, any boards of subsidiaries) voluntarily, without any further required action by the Executive, as of the end of the Executive’s employment and Executive, at the Board’s request, will execute any documents necessary to reflect his resignation.

(c) Obligations. During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company and will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability and in accordance with each of the Company’s corporate guidance and ethics guidelines, conflict of interests policies and code of conduct. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive’s obligations to Company.

(i) Executive hereby represents and warrants to the Company that Executive is not party to any contract, understanding, agreement or policy, written or otherwise, that would be breached by Executive’s entering into, or performing services under, this Agreement.

Executive further represents that he has disclosed to the Company in writing all threatened, pending, or actual claims that are unresolved and still outstanding as of the Effective Date, in each case, against Executive of which he is aware, if any, as a result of his employment with his current employer (or any other previous employer) or his membership on any boards of directors.

(d) Other Entities. Executive agrees to serve, without additional compensation, as an officer and director for each of the Company’s subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Company has a significant investment as determined by the Company. As used in this Agreement, the term “affiliates” will include any entity controlled by, controlling, or under common control of the Company.

2. At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.

3. Term of Agreement. This Agreement will have an initial term of two (2) years commencing on the Effective Date. On the second anniversary of the Effective Date, and on each annual anniversary of the Effective Date thereafter, this Agreement automatically will renew for an additional one (1) year term unless either party provides the other party with written notice of non-renewal at least 3 months prior to the date of automatic renewal.

4. Compensation.

(a) Base Salary. As of the Effective Date, the Company will pay Executive an annual salary of $404,250 as compensation for his services (such annual salary, as is then effective, to be referred to herein as “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings.

(b) Annual Incentive. Executive will be eligible to receive annual cash incentives and other bonuses payable in accordance with the terms of the Company’s profit sharing policy (the “Profit Sharing Program”) or any other bonus program then in effect.

5. Employee Benefits. During the Employment Term, Executive will be eligible to participate in all Company employee benefit plans, policies and arrangements that are applicable to other executive officers and employees of the Company, as such plans, policies and arrangements may exist from time to time and in accordance with their terms. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

6. Paid Time Off (PTO). Executive will be entitled to receive paid time off or PTO in accordance with Company policy for other senior executive officers.

7. Expenses. The Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

8. Termination of Employment. In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination, (b) unpaid, but earned and accrued annual incentive for any completed fiscal year as of his termination of employment, (c) pay for accrued but unused vacation that the Company is legally obligated to pay Executive, (d) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive, (e) unreimbursed business expenses required to be reimbursed to Executive, and (f) rights to indemnification Executive may have under the Company’s Articles of Incorporation, Bylaws, the Agreement, or separate indemnification agreement, as applicable. In addition, if the termination is by the Company without Cause or the Executive resigns for Good Reason, Executive will be entitled to the amounts and benefits specified in Section 9.

9. Severance.

(a) Termination Without Cause or Resignation for Good Reason other than in Connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or if Executive resigns for Good Reason, and such termination is not in Connection with a Change of Control, then, subject to Section 10, Executive will receive:

(i) Continued payment of Base Salary for twelve (12) months;

(ii) Continued payment for twelve (12) months in an aggregate amount equal to 100% of the amount paid to Executive under the Profit Sharing Program in the fiscal year prior to the year in which the termination occurs;

(iii) Effective immediately prior to such termination or resignation, twelve (12) months accelerated vesting with respect to Executive’s then outstanding, unvested equity awards.

(iv) Reimbursement for premiums paid for continued medical benefits for Executive (and any eligible dependents) under the Company’s benefit plans until the earlier of (i) twelve (12) months, payable when such premiums are due (provided Executive validly elects to continue coverage under applicable law), or (ii) the date upon which Executive and Executive’s eligible dependents become covered under similar plans.

Continued payments under this Section shall be made in accordance with the Company’s normal payroll practices.

(b) Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, and the termination is in Connection with a Change of Control, then, subject to Section 10, Executive will receive:

(i) Continued payment of Base Salary for twenty-four (24) months;

(ii) Continued payment for twenty-four (24) months in an aggregate amount equal to 200% of the amount paid to Executive under the Profit Sharing Program in the fiscal year prior to the year in which the termination occurs;

(iii) Effective immediately prior to such termination, full accelerated vesting with respect to Executive’s then outstanding unvested equity awards; and

(iv) Reimbursement for premiums paid for continued medical benefits for Executive (and any eligible dependents) under the Company’s benefit plans until the earlier of (i) twenty-four (24) months, payable when such premiums are due (provided Executive validly elects to continue coverage under applicable law), or (ii) the date upon which Executive and Executive’s eligible dependents become covered under similar plans.

Continued payments under this Section shall be made in accordance with the Company’s normal payroll practices.

(c) Non-Renewal Termination. If the Company provides Executive with written notice of the Company’s non-renewal of the Agreement in accordance with Section 3 and Executive’s employment is terminated effective on an annual anniversary of the Effective Date (or such earlier or later date agreed to in writing by the Company and Executive) as a result of such non-renewal, then, subject to Section 10, Executive will receive severance payments and benefits pursuant to Section 9(a).

(d) Voluntary Termination Without Good Reason or Termination for Cause. If Executive’s employment is terminated voluntarily, including due to death or Disability, without Good Reason or is terminated for Cause by the Company, then, except as provided in Section 8 and 9(c), (i) all further vesting of Executive’s outstanding equity awards will terminate immediately; (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately, and (iii) Executive will be eligible for severance benefits only in accordance with the Company’s then established plans, programs and practices.

10. Conditions to Receipt of Severance; No Duty to Mitigate.

(a) Separation Agreement and Release of Claims. The receipt of any severance or other benefits pursuant to Section 9 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form satisfactory to the Company. No severance or other benefits will be paid or provided until the separation agreement and release agreement becomes effective.

(b) Nondisparagement. Beginning with the date of this Agreement and continuing thereafter, Executive will not knowingly disparage, criticize, or otherwise make any derogatory statements regarding the Company, its directors, or its officers. Notwithstanding the foregoing, nothing contained in this agreement will be deemed to restrict Executive, the Company or any of the Company’s current or former officers and/or directors from providing information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation.

(c) Other Requirements. Executive’s receipt of continued severance payments will be subject to Executive continuing to comply with the terms of the Confidential Information Agreement, including the terms of a non-competition and non-solicitation agreement, and the provisions of this Section, and signing and not revoking a separation agreement and release of claims in a form satisfactory to the Company.

(d) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

11. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 11, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 9 will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section will be made in writing by the independent public accountants who are primarily used by the Company immediately prior to Change of Control (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

12. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” will mean:

(i) Executive’s willful and continued failure to perform the duties and responsibilities of his position after there has been delivered to Executive a written demand for performance from the Board which describes the basis for the Board’s belief that Executive has not substantially performed his duties and provides Executive with thirty (30) days to take corrective action;

(ii) Any act of personal dishonesty taken by Executive in connection with his responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in the substantial personal enrichment of Executive;

(iii) Executive’s conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business;

(iv) A breach of any fiduciary duty owed to the Company by Executive that has a material detrimental effect on the Company’s reputation or business;

(v) Executive being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not Executive admits or denies liability);

(vi) Executive (A) obstructing or impeding; (B) endeavoring to influence, obstruct or impede, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, Executive’s failure to waive attorney-client privilege relating to communications with Executive’s own attorney in connection with an Investigation will not constitute “Cause”; or

(vii) Executive’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or Executive’s loss of any governmental or self-regulatory license that is reasonably necessary for Executive to perform his responsibilities to the Company under this Agreement, if (A) the disqualification, bar or loss continues for more than thirty (30) days, and (B) during that period the Company uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during Executive’s employment, Executive will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if Executive’s employment is not permissible, Executive will be placed on leave (which will be paid to the extent legally permissible).

(b) Change in Control. For purposes of this Agreement, “Change in Control” will mean the occurrence of any of the following events occurring following the Effective Date:

(i) The consummation by the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(ii) The approval by the stockholders of the Company, or if stockholder approval is not required, approval by the Board, of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Company, a subsidiary of the Company or a Company employee benefit plan, including any trustee of such plan acting as trustee, becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or

(iv) A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii), or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

(c) Disability. For purposes of this Agreement, “Disability” will mean Executive’s absence from his responsibilities with the Company on a full-time basis for 120 calendar days in any consecutive twelve (12) months period as a result of Executive’s mental or physical illness or injury. The Board will determine whether a Disability exists based on evidence provided by one or more physicians selected by the Board.

(d) Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following, without Executive’s express written consent:

(i) A significant reduction of Executive’s duties, position, or responsibilities, relative to Executive’s duties, position, or responsibilities in effect immediately prior to such reduction;

(ii) A substantial reduction by the Company of the facilities and perquisites (including office space and location) available to Executive immediately prior to such reduction;

(iii) A material reduction in the kind or level of employee benefits to which Executive is entitled immediately prior to such reduction with the result that Executive’s overall benefits package is significantly reduced other than pursuant to a reduction that also is applied to substantially all other executive officers of the Company and that reduces the level of employee benefits by a percentage reduction that is no greater than 15%;

(iv) A reduction in Executive’s Base Salary or annual cash incentive as in effect immediately prior to such reduction other than pursuant to a reduction that also is applied to substantially all other executive officers of the Company and which reduction reduces the Base Salary and/or annual cash incentive by a percentage reduction that is no greater than 15%;

(v) The relocation of Executive to a facility or location more than fifty (50) miles from his current place of employment; or

(vi) The failure of the Company to obtain the assumption of the employment agreement by a successor and an agreement that Executive will retain the same role and responsibilities in the merged or surviving parent company as he had prior to the merger under Section 1 of this Agreement.

The failure of the Company’s stockholders to elect or reelect Executive to the Board will not constitute Good Reason for purposes of this Agreement.

(e) In Connection with a Change of Control. For purposes of this Agreement, a termination of Executive’s employment with the Company is “in Connection with a Change of Control” if Executive’s employment is terminated within twelve (12) months following a Change of Control.

13. Indemnification. The Indemnification Agreement entered into between Executive and the Company, and incorporated herein by reference, will remain in full force and effect in accordance with its terms.

14. Section 409A. Notwithstanding anything to the contrary in this Agreement, any severance payments or benefits due to Executive pursuant to this Agreement or otherwise will not be paid during the six-month period following Executive’s termination of employment if the Company determines, in its good faith judgment, that paying such severance or other benefits at the time or times indicated above would cause Executive to incur an additional tax under Section 409A of the Code and any temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder (“Section 409A”). If the payment of any severance or other benefits are delayed as a result of the previous sentence, any cash severance payments due to Executive pursuant to this Agreement or otherwise during the first six (6) months after Executive’s termination will accrue during such six-month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of the Executive’s termination. Thereafter, payments will resume in accordance with the applicable schedule set forth in this Agreement.

15. Confidential Information. Executive will continue to abide by the confidential information, intellectual property, non-competition and non-solicitation agreement, previously executive by Executive, and incorporated herein by reference (the “Confidential Information Agreement”).

16. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

17. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent overnight by a well established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: Chairman of the Compensation Committee

c/o Corporate Secretary

Nanometrics Incorporated

1550 Buckeye Drive

Milpitas, CA 95035

If to Executive:

at the last residential address known by the Company.

18. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

19. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration. In the event of a dispute, the parties (or their legal representatives) will promptly confer to select a Single Arbitrator mutually acceptable to both parties. The Arbitrator must be a licensed attorney, primarily engaged as a practicing lawyer in the field of employment law and related litigation for at least ten (10) years, or primarily engaged in the practice of arbitrating executive employment law disputes for at least ten (10) years. If the parties cannot agree on an Arbitrator, then the moving party may file a Demand for Arbitration with the American Arbitration Association (“AAA”) in Santa Clara, California, who will be selected and appointed consistent with the AAA-Employment Dispute Resolution Rules, except that such Arbitrator must have the qualifications set forth in this paragraph. Any arbitration will be conducted in a manner consistent with AAA National Rules for the Resolution of Employment Disputes, supplemented by the California Rules of Civil Procedure. The Parties further agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. Should the Arbitrator determine that Executive has substantially prevailed in any such action, then all reasonable legal and professional expenses incurred by him in connection with such action will be reimbursed to him by the Company. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the Confidential Information Agreement.

20. Legal and Tax Expenses. The Company will reimburse Executive up to $10,000 for reasonable legal advice expenses incurred by him in connection with the negotiation, preparation and execution of this Agreement.

21. Integration. This Agreement, together with the Confidential Information Agreement, the Indemnification Agreement and the standard forms of equity award grant that describe Executive’s outstanding equity awards and other agreements referenced and incorporated by reference into this Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto. Executive agrees to work in good faith with the Company to consider amendments to this Agreement which are necessary or appropriate to avoid imposition of any additional tax or income recognition under Section 409A prior to the actual payment to Executive of payments or benefits under this Agreement. Notwithstanding the foregoing, this Agreement will be deemed amended, without any consent required from Executive, to the extent necessary to avoid imposition of any additional tax or income recognition pursuant to Section 409A prior to actual payments under this Agreement to Executive. The parties agree to cooperate with each other and to take reasonably necessary steps in this regard. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. To the extent that any provisions of this Agreement conflict with those of any other agreement, including the standard Restrictive Covenant Agreement to be signed upon Executive’s hire, the terms in this Agreement will prevail.

22. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

23. Survival. The Confidential Information Agreement and the Company’s and Executive’s responsibilities under Section 10 will survive the termination of this Agreement.

24. Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

25. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

26. Governing Law. This Agreement will be governed by the laws of the State of California without regard to its conflict of laws provisions.

27. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

28. Conditions. This offer is conditioned upon Executive providing to Company references relating to Executive’s employment in a form acceptable to the Company, and Company’s satisfactory review of such references.

29. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

NANOMETRICS INCORPORATED

/s/ Edmond R. Ward	Date: October 4, 2006
Edmond R Ward
Chairman of the Compensation/Stock Option Committee

EXECUTIVE:

/s/ John D. Heaton	Date: October 4, 2006
John D. Heaton

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